Exhibit 5

Our ref                              DIC/RBG001.0094

Your ref                       -

The Royal Bank of Scotland Group plc

RBS Gogarburn

PO Box 1000

Edinburgh

EH12 1HQ

16 December 2010

Dear Sirs

We have acted as Solicitors in Scotland for The Royal Bank of Scotland Group plc (the Company) in connection with the registration under the U.S. Securities Act of 1933, as amended (the Securities Act), of the following Ordinary Shares of 25 pence each of the Company (together the New Ordinary Shares) pursuant to the registration statement on Form S-8 (the 2010 Registration Statement) filed under the Securities Act with the Securities and Exchange Commission (SEC) on 17 December 2010:

1.                                       195,675,201 Ordinary Shares in connection with The Royal Bank of Scotland Group plc 2010 Long Term Incentive Plan (the RBS LTIP); and

2.                                       626,945,036 Ordinary Shares in connection with The Royal Bank of Scotland Group plc 2010 Deferral Plan (the RBS Deferral Plan).

We have examined the 2010 Registration Statement.  In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein.  We have assumed that, prior to the issue of the New Ordinary Shares, any requisite increase in the Company’s authorised ordinary share capital and grant of directors’ authority to allot ordinary shares will be effected by means of a resolution or resolutions duly passed by the shareholders of the Company in a general meeting, and that any conditions necessary for such a resolution(s) to take effect will be duly fulfilled.

Based on the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:

1                                The Company is a public limited company duly incorporated and not in liquidation under the laws of Scotland; and

2                                The New Ordinary Shares, when issued by the Company in accordance with the terms of the RBS LTIP or the RBS Deferral Plan  (as the case may be) will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith, be duly authorised and validly issued and fully paid, and will not be subject to further call or contribution under the laws of Scotland.

We hereby consent:

(i)                           to the use of our name in the 2010 Registration Statement in the form and context in which it appears; and

(ii)                        to the filing of this opinion as an exhibit to the Registration Statement.

In the giving of this consent, we do not admit that we are a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

For and on behalf of Dundas & Wilson CS LLP